EXHIBIT 99.1
Spirit Airlines Reports September 2014 Traffic

MIRAMAR, FL (October 7, 2014) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for September 2014.

Traffic (revenue passenger miles) in September 2014 increased 13.5 percent versus September 2013 on a capacity (available seat miles) increase of 18.0 percent. Load factor for September 2014 was 81.5 percent, a decrease of 3.2 pts compared to September 2013. Spirit's preliminary completion factor for September 2014 was 99.1 percent, down 0.4 percentage points year-over-year due to service disruptions caused by the Air Traffic Control facility fire in Chicago and Hurricane Odile which damaged the airport in Los Cabos, Mexico resulting in a temporary suspension of all flights to/from Los Cabos.
Third Quarter 2014
The Company recently became aware of an underpayment of Federal Excise Tax (“FET”) on a minority portion of its fuel purchases for the time period beginning July 1, 2009, coinciding with a change in fuel service provider, through August 30, 2014.  In its calculation for economic fuel price for the third quarter 2014, the Company will exclude the prior years’ additional FET amount of $9.3 million but will include the year-to-date 2014 additional FET amount of $2.1 million.  The Company estimates its economic fuel price per gallon for the third quarter of 2014, which includes the year-to-date 2014 additional FET amount, will be $3.13.

Based on actual results for July and August and estimated results for September, including the year-to-date 2014 FET amount noted above, the Company believes its third quarter adjusted operating margin will be in the lower half of its previous guidance range.  The Company plans to provide an investor update on October 15, 2014 which will include more detailed guidance for the third quarter 2014.

The following table summarizes Spirit's traffic results for the month and year-to-date ended September 30, 2014 and 2013.

	September 2014	September 2013	Change
Revenue passenger miles (RPMs) (000)	1,090,236	960,918	13.5%
Available seat miles (ASMs) (000)	1,338,295	1,133,873	18.0%
Load factor	81.5%	84.7%	(3.2) pts
Passenger flight segments	1,109,443	973,248	14.0%
Average stage length (miles)	967	979	(1.2)%
Total departures	8,441	7,203	17.2%

	YTD 2014	YTD 2013	Change
Revenue passenger miles (RPMs) (000)	10,452,588	8,833,712	18.3%
Available seat miles (ASMs) (000)	11,967,631	10,185,421	17.5%
Load factor	87.3%	86.7%	0.6 pts
Passenger flight segments	10,584,316	9,252,734	14.4%
Average stage length (miles)	979	944	3.7%
Total departures	75,427	67,327	12.0%

Spirit Airlines Reports September 2014 Traffic/Page 2

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows customers to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our modern and fuel-efficient all-Airbus fleet, we operate more than 280 daily flights to over 55 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.

Forward-Looking Statements
Statements in this release and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. The words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's intentions and expectations regarding the delivery schedule of aircraft on order, and announced new service routes. All forward-looking statements are based upon information available to the Company at the time the statement is made. The Company has no intent, nor undertakes any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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